PFEFFER & WILLIAMS
                           A PROFESSIONAL CORPORATION
                       155 MONTGOMERY STREET, SIXTH FLOOR
                         SAN FRANCISCO, CALIFORNIA 94104
                         ------------------------------
                        (415) 296-7272 FAX (415) 296-8780
                           e-mail: Pfefferlaw@aol..com

November 14, 2000

Prime Companies Inc.
409 Center Street
Yuba City, CA  95991

Re:  Opinion on Legality of Registration

To Prime Companies Inc:

     Based upon a review of the corporate documents, it is the opinion of counsel that the shares of common stock subject to this registration will, when sold, be legally issued, fully paid and non-assessable.

     Irving Pfeffer owns or controls two million seven hundred ninety-two thousand one hundred eighty-seven (2,792,187) shares of the Common Stock of the Company or options to acquire such shares in an aggregate amount of 10.45% of the shares presently outstanding. None of these shares are part of this registration.



                                        PFEFFER & WILLIAMS, PC


                                        /S/ Irving Pfeffer
                                        ___________________________
                                        By:  Irving Pfeffer, Esq.